Exhibit 99.1

Sigma Labs Reports First Quarter 2022 Financial Results

Management to Host Conference Call Today at 4:30 p.m. ET

SANTA FE, NM – April 26, 2022 - Sigma Labs, Inc. (NASDAQ: SGLB) (the “Company” or “Sigma Labs”), a leading developer of quality assurance software to the commercial 3D printing industry, has reported its financial and operational results for the first quarter ended March 31, 2022.

“The first quarter of 2022 is the beginning of a new era for Sigma Labs. An era in which we move from one off project sales, to one that we believe is accessible at scale for supporting qualification and production across thousands of machines at hundreds of customer sites,” commented Jacob Brunsberg, Sigma’s President, and Chief Executive Officer. “This transition will not happen overnight but is being accelerated faster than we anticipated. In fact, we began to broadly market under our new subscription model during the first quarter, continue to grow our pipeline, and closed our first subscription sale.”

Key First Quarter 2022 Highlights and Business Update

●	Appointed Jacob Brunsberg Chief Executive Officer of Sigma Labs, effective April 1st. Mark Ruport, Sigma Labs’ former Chief Executive Officer transitioned to the role of Chairman of the Board of Directors.

●	Announced that the Company was developing product to cover the full spectrum of in-process quality and continuing to position its technology to transition from R&D to full scale production, putting Sigma Labs in position to address the needs of thousands of machines.

●	Announced a concurrent change in Sigma Labs’ business model that the Company believes will enable distribution at scale for a high margin, software-only in-situ quality monitoring and analytics solution.

●	Sigma Labs’ new subscription-based pricing model improves the economics of 3D printing, lowers the barriers of entry for customers, and allows for faster technology adoption and expansion, while producing more consistent and predictable cash flow for the Company.

●	Continued to expand its partner ecosystem and distribution network, announcing worldwide agreements with printer manufacturer Aconity3D, with AMFG, a software manufacturing execution system (MES) company, and appointed Phillips Federal as its exclusive reseller to the U.S. Federal Government.

●	Collaborated with Materialise to develop closed loop capabilities geared towards enhancing the scalability of metal AM applications by combining the Materialise Control Platform and Sigma Labs’ PrintRite3D® sensor technology to allow users to identify and correct metal build issues in real-time.

●	Continued to lead in quality standards with Sigma Labs becoming a founding member of an ASTM consortium and announced that its PrintRite3D® in-process quality assurance solution was acquired by Auburn University to support several projects at the National Center for Additive Manufacturing Excellence (NCAME) to improve commercial air and space travel under grants from NASA and the FAA.

Management Commentary

Mr. Brunsberg continued, “We intend to set the quality standard for the industry by collaborating and supporting industry participants, from the most successful, to the new, up and coming 3D printer manufacturers, and integrating with additive manufacturing software solution providers. Through this effort, our goal is to dramatically lower the barriers to entry for the additive manufacturing industry and enable end users to expand their use of industrial 3D printing at a lower cost with higher quality results.”

“We are also developing exciting new products that will combine streaming machine health data from major OEMs, off–axis camera data, and on-axis meltpool technology to provide a centralized home for all industry in-process quality solutions. We believe the connected data will allow users to simplify their quality operations, identify gross defects, utilize our machine learning and AI platform, and improve the total cost of development and production.”

“Our collaboration with long-term partner Materialise has resulted in a technology platform that delivers an industry-first ability to identify and address process and quality issues in real time. We believe this dramatically improves the productivity in metal AM and reduces scrap rates, paving the way for manufacturers to advance their operations and increase the implementation of metal AM in serial production,” continued Brunsberg.

“Jacob has set a plan in place that leverages Sigma’s core competency, removes significant barriers of entry for the Company, as well as the end users, and has created a sense of urgency in developing relationships with industry stakeholders including OEMs, additive software companies, material providers, and post-processing technologies,” stated Mark K. Ruport, Chairman of Sigma Labs. “We believe it will be an exciting year for Sigma and the entire industry,” he added.

“Looking ahead, we continue to migrate to our software only model which we believe will deliver more value to our customers, increase our ability to address the total market, including the large polymer sector, and allow for greater adoption yielding increased margins on our products. As a company, we are expanding our depth and reach with new partnerships that we believe will drive Sigma Labs’ growth as well as our industry. I look forward to providing additional updates in the months to come on our progress,” concluded Brunsberg.

First Quarter 2022 Financial Results

Revenue for the first quarter of 2022 totaled $51,844 compared to revenues of $0.5 million for the first quarter of 2021. The decrease is primarily due the Company’s change in business model and strategy, resulting in decreased PrintRite3D® unit sales, and partially offset by an increase in revenue from its subscription-based pricing program.

Gross profit for the first quarter of 2022 was $11,785, which resulted in a gross margin of 23% as compared to $0.3 million, or 72% in the first quarter of 2021.

Total operating expenses for the first quarter of 2022 were $2.3 million as compared to total operating expenses of $1.8 million for the same period in 2021. The increase in operating expenses was mainly attributable to additional employee headcount, R&D expenses, and organizational costs.

Cash used in operating activities for the three months ended March 31, 2022, totaled $2.0 million compared to $1.2 million in the first quarter of 2021, an increase of $0.8 million.

Net loss for the first quarter of 2022 was $2.2 million, or $0.21 per share, as compared to a net loss of $0.7 million, or $0.09 per share, in the first quarter of 2021.

Cash totaled $9.3 million at March 31, 2022, as compared to $11.4 million at December 31, 2021.

First Quarter 2022 Results Conference Call

Sigma Labs Chairman Mark Ruport, CEO Jacob Brunsberg, and CFO Frank Orzechowski will host the conference call, followed by a question-and-answer period.

To access the call, please use the following information:

Date:	Tuesday April 26, 2022
Time:	4:30 p.m. Eastern time, 1:30 p.m. Pacific time
Toll-free dial-in number:	1-877-407-9039
International dial-in number:	1-201-689-8470
Conference ID:	13728947

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at https://viavid.webcasts.com/starthere.jsp?ei=1542918&tp_key=8fae7f8871 and via the investor relations section of the Company’s website at www.sigmalabsinc.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time through May 10, 2022.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	13728947

About Sigma Labs

Sigma Labs Inc. is a leading provider of in-process quality assurance (IPQA™) software to the additive manufacturing industry. Sigma Labs specializes in the development and commercialization of real-time monitoring and analytics solutions known as PrintRite3D® for 3D metal and polymer advanced manufacturing technologies. PrintRite3D detects and classifies defects and anomalies real-time during the manufacturing process, enabling significant cost-savings and production efficiencies. Sigma Labs believes its software product will be a major catalyst for the acceleration and adoption of industrial 3D printing. For more information, please visit www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, market and other conditions, Sigma Labs’ business and financial condition, the extent of the market’s acceptance of PrintRite3D, Sigma Labs’ new monthly subscription pricing model, and of Sigma Labs’ business relationships with companies such as Aconity3D and Materialise, and the Company’s ability to develop new business relationships with OEMs, the ability of 3D metal printing to move from prototyping to full production, Sigma Labs’ ability to satisfy its capital needs through increasing its revenue and obtaining additional financing, and the impact of COVID-19, general economic, industry, political or geopolitical conditions in the United States or internationally. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company’s forward-looking statements, please see disclosures contained in Sigma Labs’ public filings with the SEC, including the “Risk Factors” in Sigma Labs’ Annual Report on Form 10-K, and which may be viewed at www.sec.gov.

Investor Contact:

Chris Tyson

Executive Vice President

MZ Group - MZ North America

949-491-8235

SGLB@mzgroup.us

www.mzgroup.us

Company Contact:

Steven Gersten

Sigma Internal IR

813-334-9745

investors@sigmalabsinc.com

Sigma Labs, Inc.

Condensed Balance Sheets

	March 31, 2022 (Unaudited)	December 31, 2021

ASSETS
Current Assets:
Cash	$9,277,929	$11,447,047
Accounts Receivable, net	261,022	412,192
Inventory	782,099	710,080
Prepaid Assets	165,274	114,278
Total Current Assets	10,486,324	12,683,597

Other Assets:
Property and Equipment, net	288,924	232,282
Intangible Assets, net	978,984	925,111
Total Other Assets	1,267,908	1,157,393

TOTAL ASSETS	$11,754,232	$13,840,990

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$320,547	$206,442
Deferred Revenue	160,276	148,855
Accrued Expenses	416,643	625,942
Total Current Liabilities	897,466	981,239

TOTAL LIABILITIES	897,466	981,239

Stockholders’ Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; 465 shares issued and outstanding, respectively	1	1
Common Stock, $0.001 par; 24,000,000 shares authorized; 10,498,802 shares issued and outstanding, respectively	10,499	10,499
Additional Paid-In Capital	53,661,061	53,442,431
Accumulated Deficit	(42,814,795)	(40,593,180)
Total Stockholders’ Equity	10,856,766	12,859,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,754,232	$13,840,990

Sigma Labs, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021

REVENUES	$51,844	$458,140

COST OF REVENUE	40,091	128,331

GROSS PROFIT	11,753	329,809

OPERATING EXPENSES:
Salaries & Benefits	1,292,010	847,171
Stock-Based Compensation	170,976	117,477
Operations and R&D Costs	143,418	196,340
Investor & Public Relations	94,326	108,341
Organization Costs	58,749	77,616
Legal & Professional Service Fees	211,416	176,847
Office Expenses	205,432	148,225
Depreciation & Amortization	31,584	23,031
Other Operating Expenses	87,787	86,356
Total Operating Expenses	2,295,698	1,781,404

LOSS FROM OPERATIONS	(2,283,945)	(1,451,595)

OTHER INCOME (EXPENSE)
Interest Income	1,571	55
Gain on Derivative Liability	-	802,285
State Incentives	76,628	-
Exchange Rate Loss	(330)	(51)
Interest Expense	(1,319)	(1,353)
Total Other Income (Expense)	76,550	800,936

LOSS BEFORE PROVISION FOR INCOME TAXES	(2,207,395)	(650,659)

Provision for Income Taxes	-	-

Net Loss	$(2,207,395)	$(650,659)

Preferred Dividends	(14,220)	(60,908)

Net Loss Applicable to Common Stockholders	$(2,221,615)	$(711,567)

Net Loss per Common Share - Basic and Diluted	$(0.21)	$(0.09)

Weighted Average Number of Shares Outstanding - Basic and Diluted	10,498,802	7,790,121

Sigma Labs, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Three Months Ended
	March 31, 2022	March 31, 2021
OPERATING ACTIVITIES
Net Loss	$(2,207,395)	$(650,659)
Adjustments to reconcile Net Loss to Net Cash used in operating activities:
Noncash Expenses:
Depreciation and Amortization	31,584	23,031
Gain on Derivative Liability	-	(802,285)
Stock Based Compensation Employees	170,976	117,477
Stock Based Compensation – Third Party Services	11,713	30,981
Stock Based Compensation - Directors	21,721	61,471
Change in assets and liabilities:
Accounts Receivable	151,170	(56,488)
Inventory	(72,019)	(88,129)
Prepaid Assets	(50,996)	(44,718)
Accounts Payable	114,105	151,500
Deferred Revenue	11,421	(1,540)
Accrued Expenses	(209,299)	18,773
NET CASH USED IN OPERATING ACTIVITIES	(2,027,019)	(1,240,586)

INVESTING ACTIVITIES
Purchase of Property and Equipment	(83,248)	(5,350)
Purchase of Intangible Assets	(58,851)	(16,619)
NET CASH USED IN INVESTING ACTIVITIES	(142,099)	(21,969)

FINANCING ACTIVITIES
Gross Proceeds from Public and Private Issuances of Securities	-	14,869,899
Less Offering Costs	-	(1,600,967)
Proceeds from Exercise of Warrants	-	1,136,010
NET CASH PROVIDED BY FINANCING ACTIVITIES	-	14,404,942

NET CHANGE IN CASH FOR PERIOD	(2,169,118)	13,142,387

CASH AT BEGINNING OF PERIOD	11,447,047	3,700,814

CASH AT END OF PERIOD	$9,277,929	$16,843,201

Supplemental Disclosures:
Noncash investing and financing activities disclosure:
Issuance of Common Shares for Preferred Dividends	14,220	60,908
Other noncash operating activities disclosure:
Issuance of Securities for Services	33,434	92,452
Disclosure of cash paid for:
Interest	$1,319	$1,353
Income Taxes	$-	$-